EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ClearOne, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 333-148789 and 333-137859 of ClearOne, Inc. (formerly ClearOne Communications, Inc.) on Forms S-8 of our financial statement audit report dated March 30, 2012, appearing in this annual report on Form 10-K of ClearOne, Inc. for the year ended December 31, 2012.

/s/ Jones Simkins, LLC
JONES SIMKINS, LLC
Logan, Utah
March 22, 2013